UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: March 23, 2007

(Date of earliest event reported)

AmericanWest Bancorporation

(Exact Name of Registrant as Specified in Its Charter)

Washington	0-18561	91-1259511
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

41 West Riverside Avenue, Suite 400

Spokane, WA 99201

(address of Principal Executive Offices)(Zip Code)

(509) 467-6993

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 14, 2007, the Registrant entered into a Placement Agreement between the Bancorporation, AmericanWest Capital Trust III, FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc., which agreement provides for the issuance of $20 million of trust preferred securities under Rule 144A of the Securities Act of 1933. The Placement Agreement, together with a related Declaration of Trust, Amended and Restated Declaration of Trust, Trust Indenture and Guarantee Agreement, provides for the creation of a business trust subsidiary of the Registrant for the purpose of issuing common equity securities to the Registrant and preferred equity securities to other purchasers, the collective proceeds of which were used to purchase an equal amount of subordinated debentures from the Registrant. The Amended & Restated Declaration of Trust, the Guaranty Agreement, and the Indenture for the Debentures were all effective as of March 22, 2007.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 22, 2007, AmericanWest Bancorporation (the “Company”) completed a trust preferred securities issuance in the amount of $20 million. The proceeds from this issuance are expected to be used to fund approximately 67% of the cash consideration for the Company’s merger with Far West Bancorporation (“Far West”), which is expected to be completed on April 1, 2007, subject to approval of the transaction by both AmericanWest and Far West shareholders and satisfaction or waiver of other customary conditions of closing.

In connection with the trust preferred securities issuance, the Company formed a Delaware statutory trust, AmericanWest Capital Trust III (the “Trust”), which issued and sold $20 million of trust preferred capital securities (the “Capital Securities”) in a private placement and $619 thousand of trust common securities (the “Common Securities”) to the Company. The Trust used the proceeds of these issuances to purchase $20 million of the Company’s junior subordinated debentures due June 15, 2037 (the “Debentures”).

The Debentures pay interest at a fixed rate of 6.53% for the first five years, which adjusts on a quarterly basis thereafter at a rate equal to the 3-Month LIBOR plus 1.63%. Interest payments will be made quarterly, but may be deferred at any time by the Company for a period not to exceed 20 consecutive quarterly payments so long as there is no event of default under the indenture. The Debentures are callable at the option of the Company after five years without any discount or premium, and earlier under certain circumstances. The Debentures are the sole assets of the Trust and are subordinate to all of the Company’s current and future debt obligations.

Holders of the Capital Securities will receive income distributions on the same terms that the Debentures are paid. Should the Company defer interest payments on the Debentures, payments will also be deferred on the Capital Securities. The Capital Securities are subject to redemption at the maturity of the Debentures, and are redeemable early to the extent that the Debentures are called.

The Capital Securities generally rank equal to the Common Securities for priority of payments, except that where an event of default has occurred and is continuing, the holders of the Capital Securities have prior rights to payments of interest, redemptions or otherwise. Concurrently with the issuance of the Capital Securities and the Debentures, the Company provided a guarantee for the benefit of the holders of the Capital Securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

AmericanWest Bancorporation
(Registrant)

Dated:	March 23, 2007	By:	/s/ Diane L. Kelleher
Diane L. Kelleher
Chief Financial Officer